Exhibit 10.2

AMENDMENT AGREEMENT

This Amendment Agreement (this “Amendment”) is dated as of January 22, 2010 to the Asset Purchase Agreement (the “Agreement”) dated as of January 13, 2010 by and among Barclays Capital Inc., a Connecticut corporation (“Purchaser”), LaBranche & Co Inc., a Delaware corporation (“Seller Parent”), and LaBranche & Co. LLC, a New York limited liability company (“Seller”). Capitalized terms not defined herein shall have the meanings ascribed thereto in the Agreement.

WHEREAS, the Agreement provides that certain obligations, conditions and covenants shall be satisfied or performed on or before Closing; and

WHEREAS, each of Purchaser, Seller and Seller Parent wish to cause the amendment of certain terms and provisions of the Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and mutual consideration, the parties hereto agree to amend the provisions of the Agreement as follows:

Section 1. Amendments.

Section 3.3(e) is hereby deleted in its entirety.

A new Section 3.6 shall be added that shall read in its entirety as follows:

The assets listed on Section 1.1(g) of the Seller Disclosure Letter shall be delivered from Seller to Purchaser as soon as reasonably practicable after the Closing (and within two (2) weeks of the Closing Date in any case, unless otherwise instructed by Purchaser) and in a manner agreed between Seller and Purchaser.

Section 7.3(b) is hereby amended by deleting and replacing it in its entirety with the following:

(b) Seller shall promptly (and prior to the Closing Date in any event) provide Purchaser with (i) the applicable serial or other model numbers that are reasonably sufficient to identify all of the Transferred Assets listed in Section 1.1(c) and 1.1(g) of the Seller Disclosure Letter and (ii) the applicable identification or license number for all of the Seller Licensed Intellectual Property embedded in the items listed in Section 1.1(c) and 1.1(g) of the Seller Disclosure Letter.

Section 2. Ratification. Except as explicitly amended by the provisions hereof, the Parties hereby ratify and agree to the provisions of the Agreement.

Section 3. Entire Agreement. The Agreement, as amended by this Amendment and including the Exhibits, Seller Disclosure Letter and Purchaser Disclosure Letter attached thereto, the Related Documents and the Confidentiality Agreement constitute the entire agreement among the parties pertaining to the transfer and sale of the Transferred Assets to Purchaser and the other transactions specifically described therein and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties relating to the subject matter of the Agreement. There are no warranties, representations or other agreements between the parties in connection with the subject matter of the Agreement except as specifically set forth in the Agreement or in documents delivered pursuant to the Agreement. No supplement, modification, waiver or termination of the Agreement, Seller Disclosure Letter or Purchaser Disclosure Letter or any Exhibit shall be binding unless executed in writing by the party to be bound thereby.

Section 4. Multiple Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original for all purposes and all of which shall be deemed, collectively, one agreement. Any or all of such counterparts may be delivered by facsimile or other electronic transmission.

IN WITNESS WHEREOF, the parties by their respective authorized representatives have made this Amendment as of the date first written above.

Barclays Capital Inc.

By:	/s/ Joseph Corcoran
Name:	Joseph Corcoran
Title:	Managing Director

LaBranche & Co. LLC

By:	/s/ Alfred O. Hayward, Jr.
Name:	Alfred O. Hayward, Jr.
Title:	Chief Executive Officer

LaBranche & Co Inc.

By:	/s/ George M.L. LaBranche, IV
Name:	George M.L. LaBranche, IV
Title:	Chairman, Chief Executive Officer and President

Signature Page to Amendment